EXHIBIT 10.5

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the "Agreement"), is made and entered into this 21st day of October, 2020 (the "Effective Date"), by and between Stoke Therapeutics, Inc. ("Stoke"), and Stephen Tulipano ("Executive").

Recitals:

R-1. Stoke and Executive are parties to an Amended and Restated Employment Agreement dated October 21, 2020 (the "Employment Agreement," which term shall include the Employment Agreement as it may be amended from time to time hereafter).

R-2. Stoke wishes to provide Executive with certain promises and benefits in the event Stoke terminates Executive's employment without Cause or Executive terminates Executive's employment for Good Reason, within ninety (90) days prior to one (1) year following a Change of Control.

NOW, THEREFORE, in consideration of the mutual promises, terms and conditions in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties agree as follows:

1.Definitions.

(a)All capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning ascribed to them in Executive's Employment Agreement.

(b)Change of Control. As used in this Agreement, a "Change of Control" shall mean the occurrence of any of the following events:

(i)Ownership. Any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Stoke representing fifty percent (50%) or more of the total voting power represented by Stoke's then outstanding voting securities (excluding for this purpose any such voting securities held by Stoke, or any affiliate, parent or subsidiary of Stoke, or by any employee benefit plan of Stoke) pursuant to a transaction or a series of related transactions which Stoke's Board of Directors (the "Board") does not approve; or

(ii)Merger/Sale of Assets. (A) A merger or consolidation of Stoke whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of Stoke outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of Stoke or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by Stoke of all or substantially all of Stoke's assets.

2.Change of Control Severance Benefit.

(a)In the event that Executive's employment with Stoke is terminated by Stoke without Cause or terminated by Executive for Good Reason within ninety (90) days prior to, or within one (1) year following a Change of Control, then, in addition to any Accrued Obligations and in lieu of any Severance Benefit otherwise payable to the Executive under Executive's Employment Agreement and subject to the Executive signing and not revoking the separation agreement and release of claims provided for in Section 4 of this Agreement:

(i)Stoke shall provide Executive with a payment in an amount equal to Executive's Base Salary for a twelve (12) month period, with such payment to be made either in a lump sum, or in substantially equal installments in accordance with Stoke's normal payroll practices and schedules (such method of payment shall be determined by Stoke in its sole discretion), less all customary and required taxes and employment-related deductions.

(ii)Stoke shall provide Executive with a payment in an amount equal to one hundred percent (100%) of Executive's then-current target amount of Annual Bonus for the year in which Executive's termination date occurs (the "Separation Date"), paid in one lump sum amount within sixty (60) days following the Separation Date, less customary and required taxes and employment-related deductions.

(iii)In the event that Executive is eligible for coverage under a Stoke health insurance plan, Executive was covered thereunder prior to termination, and Executive chooses to exercise Executive's rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") to continue Executive's participation in such plan, Stoke shall pay the premiums charged to continue Executive's health insurance coverage pursuant to COBRA for a period of up to twelve (12) months from termination, to the same extent that such insurance is provided to persons then currently employed by Stoke. Notwithstanding any other provision of this Agreement, this obligation shall cease on the date Executive becomes eligible to receive health insurance benefits through any other employer, and Executive agrees to provide Stoke with written notice immediately upon becoming eligible for such benefits. Executive's acceptance of any payment on Executive's own behalf or coverage provided hereunder shall be an express representation to Stoke that Executive has no such eligibility.

(iv)All equity awards granted to Executive and outstanding as of the Separation Date shall fully accelerate and vest, subject to the terms of any applicable equity plan and equity agreements.

Section 2(a)(i)-2(a)(iv) are referred to as the "'Change of Control Severance Benefit." The Change of Control Severance Benefit is expressly subject to the conditions described in this Agreement, including but not limited to Section 4.

3.Exclusions. In the event that Executive is eligible for the Change of Control Severance Benefit described in Section 2 of this Agreement, Executive shall not be eligible for, and shall not receive any severance payments or benefits under any other severance or separation agreement or policy, including but not limited to the Severance Benefit under Executive's Employment Agreement. In the event that Executive's employment is terminated for any reason other than those outlined in Section 2, then Executive shall not be eligible for, and shall not receive the Change of Control Severance Benefit.

4.Separation Agreement, Release of Claims. Stoke shall not be obligated to provide Executive with the Change of Control Severance Benefit unless and until (a) the consummation of the Change of Control; and (b) Executive has executed, without revocation a separation agreement in a form acceptable to Stoke, which must be signed by Executive, returned to Stoke and be enforceable and irrevocable no later than sixty (60) days following Executive's Separation Date (the "Review Period"), and which shall include, at a minimum, the provision of the Change of Control Severance Benefit due from Stoke to Executive, a complete general release of claims against Stoke and its affiliated entities and each of their officers, directors and employees, and terms relating to non-disparagement, non-competition (if applicable), confidentiality, cooperation and other customary terms determined by Stoke. If Executive executes and does not revoke such agreement within the time provided in the separation agreement, then the Change of Control Severance Benefit shall be paid either: (i) in one lump sum amount on the first (1st) regularly scheduled payroll date following the Review Period; or (ii) in substantially equal installments commencing on the first (1st) regularly scheduled payroll date following the Review Period, provided that, as applied to Section 2(a)(i)-2(a)(iv), the first payments/benefits shall include in a lump sun1 all amounts that were otherwise payable to Executive from the Separation Date through such first payment.

5.Sections 409A and 280G of the Code.

(a)In the event that the payments or benefits set forth in Section 2 constitute "non- qualified deferred compensation" subject to Section 409A, then the following conditions apply to such payments or benefits:

(i)Any termination of Executive's employment triggering payment of Change of Control Severance Benefit under Section 2 must constitute a "separation from service" under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-l(h) before distribution of such benefits can commence. To the extent that the termination of Executive's employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-l(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Stoke at the time Executive's employment terminates), any such payments under Section 2 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §l.409A-l(h). For purposes of clarification., this Section S(a) shall not cause any forfeiture of benefits on Executive' s part, but shall only act as a delay until such time as a "separation from service" occurs.

(ii)Notwithstanding any other provision with respect to the timing of payments under Section 2 if, at the time of Executive' s termination, Executive is deemed to be a "specified employee" of Stoke (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 2 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive's employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 2.

(b)It is intended that each installment of the payments and benefits provided under Section 2 shall be treated as a separate "payment" for purposes of Section 409A. Neither Stoke nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c)Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Stoke does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d)If any payment or benefit that Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a "Payment") would: (i) constitute a "'parachute payment" within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes and the Excise Tax, results in Executive's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. With respect to subsection (B), if there is more than one method of reducing the payment as would result in no portion of the Payment being subject to the Excise Tax, then Executive shall determine which method shall be followed, provided that if Executive fails to make such determination within thirty (30) days after Stoke has sent Executive written notice of the need for such reduction, Stoke may determine the amount of such reduction in its sole discretion.

6.No Impact on Employment Status. This Agreement is not intended to confer, and shall not be interpreted as conferring, any additional employment rights on Executive and has no impact on either party' s right to terminate Executive's at-will employment.

7.General.

(a)Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(b)Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(c)Assignment. Stoke may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Stoke's business or that aspect of Stoke's business in which Executive is principally involved. Executive may not assign Executive's rights and obligations under this Agreement without the prior written consent of Stoke.

(d)Governing Law; Jury Waiver. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF STOKE AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRJAL THEREOF.

(e)Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(f)Entire Agreement. This Agreement, together with the other agreements expressly referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. The terms of this Agreement shall replace any agreement, policy or practice which otherwise would obligate Stoke to provide any severance compensation and/or benefits to Executive in connection with a Change of Control, provided that it shall not be construed to otherwise limit Executive's rights to payments or benefits provided under any pension plan (as defined in ERISA), deferred compensation, stock, stock option or similar plan sponsored by Stoke. Notwithstanding the foregoing and for the avoidance of doubt, any applicable stock option award agreement, other award agreement or equity incentive plan existing between Stoke and Executive, and any existing indemnity agreement or non-competition, non-solicitation, confidentiality or similar agreement between Stoke and Executive shall remain in full force and effect and shall not be superseded by this Agreement.

(g)Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes signed counterparts delivered by fax or other digital means (e.g., .pdf) shall be treated as an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Stephen Tulipano	STOKE THERAPEUTICS, INC.

Stephen Tulipano	/s/ Edward M. Kaye
Printed Name	By: Edward M. Kaye, Ph.D.
Title: Chief Executive Officer
/s/ Stephen Tulipano
Signature